TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of this       day of      , 2012 (the “Effective Date”), by and among CIRCLE ENTERTAINMENT SV-I, LLC, a Delaware limited liability company (the “Circle”), WILLIAM J. KITCHEN, an individual (“Kitchen”), and US THRILLRIDES, LLC, a Florida limited liability company (“ThrillRides”, and together with Kitchen, the “Kitchen Parties”). Circle, Kitchen, and ThrillRides are each referred to herein as a “Party” and, collectively, as the “Parties.”

R E C I T A L S:

A. Circle and the Kitchen Parties are parties to an Exclusive License Agreement, dated as of September 10, 2010 (the “License Agreement”).

B. Circle and ThrillRides are also parties to a Development Agreement, dated as of September 10, 2010 (the “Development Agreement” and together with the License Agreement, the “SkyView Agreements”).

C. The SkyView Agreements each involve, inter alia, the proposed and intended use, commercialization and exploitation by Circle of certain “Technology” (as defined in the License Agreement) pertaining to an observation wheel amusement ride known as “SkyView”, which Technology and ride were created by and are the sole and exclusive property of Kitchen, and which rides were to have been developed, operated, used, maintained and/or sold by Circle at or in various locations throughout the world pursuant to the SkyView Agreements.

D. Circle and the Kitchen Parties have been involved in certain business discussions and disputes concerning the SkyView Agreements and as a result have decided that it is in their respective best interests to settle and resolve all of the issues between them and to terminate the SkyView Agreements and the relationships between the Parties created thereby, all subject to and in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements set forth herein and for other good, valuable and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

Statement of Agreement

1. Recitals. The Parties hereby adopt, ratify and confirm the foregoing Recitals, and hereby incorporate said Recitals into the body of this Agreement.

2. Capitalized Terms. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the License Agreement.

3. Termination of the SkyView Agreements.

(a) Except as and to the extent expressly provided below in this Agreement, and subject to and in accordance with the terms and conditions as set forth in this Agreement, the Parties agree that the SkyView Agreements are and shall be terminated and of no further force or effect from and after the Effective Date of this Agreement.

(b) By way of clarification, and not by way of limitation, except and to the extent expressly provided in this Agreement, the exclusive right and license to use, market, sublicense, integrate, implement and otherwise commercialize and exploit the Technology and the Trademark which had been granted by the Kitchen Parties to Circle in the License Agreement are hereby revoked, terminated, are and shall hereafter be null, void and of no further force or effect whatsoever. As of the Effective Date hereof, Circle hereby acknowledges and agrees:

(i) That except for those rights which are expressly granted to Circle in this Agreement, including, without limitation, Section 21 below, Circle shall have no right, title or interest in or to any of the Technology or in any derivative works based thereon, including, without limitation, any improvements, enhancements or extensions of the Technology conceived, reduced to practice, or developed by or for Circle, or by or for any “ Affiliate” (as defined below) of Circle, or by or for any contractor, vendor, architect, engineer, consultant, supplier, laborer, employee, agent, representative, or any other person or entity whatsoever who was acting at the direction or request of, or for or on behalf of Circle or any Affiliate of Circle pursuant to any contract, agreement, arrangement or other relationship with Circle, and, except and to the extent provided in Section 21 below, Circle hereby transfers, conveys, assigns, bargains, grants and sets over to Kitchen and ThrillRides, respectively, to the extent permitted under applicable law any and all rights, title and/or interests that Circle or any Affiliate of Circle has or may ever have now or in the future, in, to or with respect to the Technology and the Trademark, and to any and all derivative works, improvements, enhancements, extensions or contract rights, benefits or privileges which Circle, or any Affiliate of Circle has or may ever have, with respect to the Technology and the Trademark. In addition to, and not by way of limitation of, the foregoing, but subject to the provisions of Section 21 below, Circle hereby acknowledges and agrees that if or to the extent that any contractor, vendor, architect, engineer, consultant, supplier, laborer, employee, agent, representative or other persons or entities whatsoever with whom Circle or any of Circle’s Affiliates have entered into any contract or agreement with regard to the SkyView or the Technology, and from whom or with regard to whom Circle, or any Affiliate of Circle, has or is entitled to any rights, privileges, benefits or entitlements as a result of any direct or indirect contract, agreement, or contractual arrangement or relationship, of any kind or nature whatsoever (collectively, “Contract Rights”) in some reasonable way or manner be valuable, useful or beneficial with regard to the Technology or the Trademark, all such Contract Rights are hereby assigned, transferred and conveyed to Kitchen and ThrillRides to the extent permitted under applicable law, and such Contract Rights shall be the sole and exclusive property of Kitchen and ThrillRides from and after the Effective Date hereof.

(ii) That from and after the Effective Date, Kitchen and ThrillRides have the sole and exclusive right, title and interest in and to and ownership of SkyView, the Technology and the Trademark, and the sole, exclusive, complete and unconditional right to market, sell, use and otherwise commercially exploit SkyView, the Technology, and the Trademarks, and any and all related products, rights or matters, and any and all additions, improvements and enhancements of or to any of them throughout the entire world.

(iii) Circle shall provide such commercially reasonable cooperation and assistance and shall, to the extent commercially reasonable, execute and deliver such documents and instruments (but without requiring expenditure of funds on the part of Circle or disrupting Circle’s business and affairs in any commercially unreasonable manner or to any commercially unreasonable extent), including, without limitation, the execution and delivery of such declarations, powers of attorney and other like documents or instruments that may reasonably be required or requested by ThrillRides and/or Kitchen in the use, implementation or enforcement of the rights set forth in subsections 3(b)(i) and 3(b)(ii) above and/or Section 21 hereof.

(iv) Notwithstanding anything contained in this Agreement to the contrary, including, without limitation, subsections 3(b)(i) and 3(b)(iii) hereof, the Parties acknowledge and agree that Circle’s obligations to the Kitchen Parties with respect to the Uni-Systems Proceedings shall only be as set forth in this Section 3(b)(iv). Such obligations are:

(A) If or to the extent that Circle, Parent or any Circle Affiliate has entered into any contract or agreement with Silberman and/or Uni-Systems, about or concerning SkyView, the Technology, the Escape System, or any aspect of any of the foregoing, or about or concerning the Kitchen Parties (a “Uni-Systems Contract”), or any of them, on the Effective Date Circle shall provide the Kitchen Parties with a true, correct and complete copy of each Uni-Systems Contracts;

(B) Circle shall provide any and all commercially reasonable cooperation, documentation and assistance that may reasonably be requested by the Kitchen Parties with respect to the Uni-Systems Litigation;

(C) Circle shall pay the Legal Reimbursement to the Kitchen Parties as and when specified in Section 5 below;

(D) Circle shall transmit the Uni-Systems Letter as specified in Section 4(c) below;

(E) Except as is required under or pursuant to any governmental law, statute, rule or regulation which is applicable to or binding upon Circle, neither Circle, nor Parent, nor any Circle Affiliate, nor any officer, director, employee, attorney, agent or representative of Circle of any Circle Affiliate (each being a “Circle Representative”) shall voluntarily assist Silberman or Uni-Systems, or voluntarily communicate with Silberman or Uni-Systems, or any of its officers, directors, or employees, or any of their attorneys, agents or representatives, with, about or with respect to the Uni-Systems Proceedings or the subject matter thereof, or about the Kitchen Parties, or any intellectual property which is owned by the Kitchen Parties, or either of them, or claimed to be owned by the Kitchen Parties or either of them, or about or concerning any statements made by any of the Kitchen Parties, or any representative of either the Kitchen Parties about or concerning the Uni-Systems Parties, or either of them, or about any intellectual property owned or claimed to be owned by the Uni-Systems Parties or either of them.

For the avoidance of doubt, the provisions of this Section 3(b)(iv) are not intended to and shall not be construed or interpreted to require Circle, Parent, any Circle Affiliate, or any Representative of any of them to:

(1) Affirmatively represent or advocate the interests of the Kitchen Parties in the Uni-Systems Proceedings or in any other litigation or arbitration proceeding, but neither Circle, nor Parent, nor any Affiliate of either of them, nor any Representative of any of them, shall affirmatively represent or advocate the interests of the Uni-Systems Parties or affirmatively oppose the interests of the Kitchen Parties in the Uni-Systems Litigation. If or to the extent that any such person is compelled by any of the Uni Systems Parties in the Uni-Systems Proceedings or any third party (other than the Kitchen Parties) in any other litigation or arbitration proceeding to provide any testimony, affidavit or evidence, they shall do so truthfully and in compliance with applicable law.

(2) Comply with any requests for cooperation or assistance from the Kitchen Parties which would unreasonably disrupt, interfere with or impede the normal operation or functioning of Circle’s, Parent or any Circle Affiliate’s business.

(3) Suffer or incur any significant or material costs or expenses in complying with any request from the Kitchen Parties for cooperation or assistance pertaining to the Uni-Systems Proceedings, provided, however, in the event that the Kitchen Parties make such a request, Circle shall notify the Kitchen Parties if such request will require or involve Circle incurring or suffering such a significant or material expense, and so long as the Kitchen Parties agree to pay such costs or expenses, Circle shall comply with such requests to the extent they are reasonable, provided further, however, that the compensation or salary cost or expense of the personnel necessary to provide such cooperation or assistance, or similar overhead or fixed costs or expenses involved in providing such cooperation and expense shall not be deemed to be “significant or material cost or expense” for the purposes of this provision; or

(4) Take any action or make any statement which would subject Circle, Parent or any Circle Affiliate to criminal or civil liability, or which constitute a violation of, or failure to comply with, any law, statute, ordinance, rule, regulation, order or judgment, which is applicable to or binding upon Circle, Parent or any Circle Affiliate.

4. Consideration to be Paid and/or Delivered by Circle on the Effective Date. As a portion of the consideration bargained for and to be received by Kitchen and ThrillRides hereunder, Circle hereby covenants and agrees to make the following payments and take the following actions simultaneously at the Effective Date:

(a) Circle shall transfer the sum of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) to the Broad and Cassel Trust Account, pursuant to the wire instructions attached hereto as Exhibit “A” and by this reference made a part hereof. The foregoing payment of Two Hundred Fifty Thousand and no /100 Dollars ($250,000.00) shall be a portion of the “Legal Reimbursement”, as defined by Section 5 below. The Legal Reimbursement is being paid by Circle in reimbursement of and for certain attorneys’ and paralegals’ fees and expenses which have been incurred by the Kitchen Parties with regard to:

(i) Those certain arbitration and judicial proceedings (the “Uni Systems Proceedings”) presently being arbitrated and litigated by and among the Kitchen Parties, Uni-Systems, LLC (“Uni-Systems”) and Cyril J. Silberman, individually (“Silberman”, and with Silberman and Uni-Systems being collectively referred to herein as the “Uni System Parties”);

(ii) The negotiation, preparation and review of this Agreement (the “Settlement Agreement”); and

(iii) The preparation, filing and prosecution of various patent applications and/or other applications for the protection of intellectual property rights with respect to the Technology (the “Patent Proceedings”).

The fees and costs incurred with respect to the Uni-Systems Proceedings are hereinafter referred to as the “Uni-Systems Fees”, the fees and costs incurred with regard to the Settlement are hereinafter referred to as the Settlement Fees, and the fees and costs incurred with respect to the Patent Proceedings are hereinafter referred to as the “Patent Fees”. The Uni-System Fees, t he Settlement Fees and the Patent Fees are hereinafter collectively referred to as the “Legal Fees”.

Upon receipt of the Legal Reimbursement, such funds shall be applied in payment and/or reimbursement of the following items:

(i) To make any deposits required in connection with the arbitration proceeding;

(ii) To the Oppendahl Patent Firm, LLC, the unpaid portion of the Patent Fees due and owing to such firm; and

(iii) To Broad and Cassel, the unpaid portion of the Uni-Systems Fees and the Settlement Fees due and owing to such firm; and

(iv) The balance of the Legal Reimbursement shall be deposited in a Retainer Account with Broad and Cassel, to be applied to future Legal Fees incurred by the Kitchen Parties.

(b) Circle shall transfer the sum of Forty Thousand and no/100 Dollars ($40,000.00) (the “Expense Reimbursement”) to the Broad and Cassel Trust Account pursuant to the wire instructions attached hereto as Exhibit “A”. The Expense Reimbursement is being paid by Circle in reimbursement of and for certain engineering and other fees and expenses under and pursuant to the SkyView Agreements. Upon receipt of the Expense Reimbursement, the sum of $20,000.00 shall be applied in payment of an invoice from Richardson Engineering and the sum of $11,000.00 shall be applied in the payment of documented expenses for travel and entertainment under the SkyView Agreements, with the balance being paid to or as directed by Kitchen and/or ThrillRides in payment of or reimbursement for reimbursable expenses incurred by Kitchen and/or ThrillRides under the SkyView Agreements, subject, however, to the written approval of Circle upon its receipt of documentation from the Kitchen Parties for such expenses, which approval shall not be unreasonably withheld, delayed or conditioned. Upon payment of the Expense Reimbursement, Circle shall have no further obligations to pay any additional expenses incurred by Kitchen and /or ThrillRides under the SkyView Agreements, other than as expressly set forth in this Agreement.

(c) Circle shall transmit by overnight courier, by telecopier and by electronic mail, a letter (the “Uni-Systems Letter”) addressed to Uni-Systems and Silberman, signed by an executive officer of Circle, advising the Uni-Systems Parties of the following:

(i) Circle’s intentions to proceed with the development and construction of a wheel-type amusement ride in Orlando, Florida (the “Orlando Wheel”);

(ii) The fact that Circle intends to utilize a wheel designed and constructed by Itamin or another third party vendor for the Orlando Wheel, rather than constructing a SkyView;

(iii) That Circle has decided not to utilize the services of Uni-Systems with respect to the Orlando Wheel;

(iv) That Circle’s decision not to utilize the services of Uni-Systems was based on a variety of factors, with immaterial weight ascribed to any statements or input by any of the Kitchen Parties about or with regard to Uni-Systems; and

(v) That Circle has certain specific contractual requirements to cooperate with and assist the Kitchen Parties with respect to the arbitration and judicial proceedings presently pending between William J. Kitchen, U.S. ThrillRides, LLC, Cyril Silberman, and Uni-Systems, LLC, and Circle intends to honor such specific contractual provisions.

In addition to the transmission of the Uni-Systems Letter to the addressees thereof as set forth above, on the Effective Date, Circle shall also deliver a manually signed original counterpart of the Uni-Systems Letter to the Kitchen Parties.

5. Legal Reimbursements. Circle hereby agrees to pay to the Kitchen Parties an amount of up to, but not more than, Four Hundred Thousand and no/100 Dollars ($400,000.00) (the “Legal Reimbursement”) in reimbursement of and for attorneys’ and paralegal fees, and other costs and expenses suffered or incurred by the Kitchen Parties, or either of them, with regard to the Uni-Systems Proceedings and the Patent Proceedings. Such Legal Reimbursement shall include the amounts paid or to be paid pursuant to Section 4(a) above, shall be paid in the manner specified in said Section 4(a), and shall be due and payable within ten (10) days from and after submission to Circle by the Kitchen Parties, or either of them, of a request for reimbursement, together with an invoice setting forth the matters for which reimbursement is then being sought, and such additional documentation or information as may be commercially reasonable in order to document the items or matters for which reimbursement is then being reimbursed. Upon payment in full of the Legal Reimbursement, Circle shall have no further obligations to reimburse Kitchen and/or ThrillRides for any attorneys’ and paralegal fees and expenses incurred in connection with either the Uni-Systems Proceedings or the Patent Proceedings.

6. Royalty.

(a) As used herein a “Circle Affiliate” shall mean any person or entity which:

(i) Is owned or controlled, directly or indirectly, in whole or in part, by Circle Entertainment Inc. (the “Parent”) or by any direct or indirect subsidiary of the Parent.

(ii) Any entity in which Circle, Parent or any direct or indirect subsidiary of Circle or Parent is a member, partner, stockholder or owner;

(iii) Any person or entity which has a contract or agreement with Circle or Parent, or any direct or indirect subsidiary of Circle or Parent, with respect to the operation of the Orlando Wheel project;

(iv) Any entity in which either Robert X. Silberman and/or Paul Kavanos, or any member of either of their families, holds an ownership interest of 10% or more; and

(v) Any person or entity which owns or operates a wheel-based amusement or viewing ride on the land provided for in subsection (g) below of Section 6.

(b) Upon the earlier of: (i) such time as Circle, Parent or any Circle Affiliate closes a loan or other financing which provide the funds necessary to commence development of the project (the “Project”) in which the Orlando Wheel is to be built (the “Loan Closing”), or (ii) December 31, 2012; Circle shall pay Kitchen a royalty in the amount of Four Million and No/100 Dollars ($4,000,000.00) (the “Royalty”). Notwithstanding anything contained in this Agreement to the contrary, in the event that the Royalty shall not have been paid to Kitchen by Circle in full on or before September 30, 2012, for any reason other than the failure, refusal or inability of the Kitchen Parties, or either of them, to perform their respective obligations hereunder (which obligations were to have been performed on or before September 30, 2012), then, and in such event, Circle shall be required to make an advance payment of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Advance”) of such Royalty to Kitchen. At such time as the Royalty is paid to Kitchen by Circle in full, the Advance shall be applied to and credited against the Royalty. Except in the event of a failure, refusal or inability of Kitchen or ThrillRides to perform their respective obligations under this Agreement, the Advance shall not be refunded or reimbursed to Circle by Kitchen, and shall be and remain the sole and exclusive property of Kitchen. In the event that the Loan Closing has not occurred on or before December 31, 2012, then the Royalty shall be due and payable by Circle to Kitchen in full. For the avoidance of doubt, the Royalty shall be due and payable in full to Kitchen by Circle on or before December 31, 2012, whether Circle or anyone else ever commences or completes the Project or whether the Orlando Wheel utilizes the Escape System or not.

(c) Guaranty of Royalty. By its joinder in this Agreement, the Parent does hereby covenant and agree to guarantee the payment of the Royalty in full as and when required by this Agreement. The Parent does hereby covenants and agrees that the liability for the payment of the Royalty payable to Kitchen under this Agreement may be enforced by Kitchen without the necessity at any time of resorting to or exhausting any remedy against Circle or any successor or assignee of Circle (the “Guaranteed Obligations”), and the Parent hereby waives the right to require Kitchen to proceed against Circle or any successor or assign or to require Kitchen to pursue any other remedy or enforce any other right. The Parent further agrees that nothing contained herein shall prevent Kitchen from bringing any action, instituting any equitable proceeding or exercising any other rights available to it under the Agreement it being the purpose and intent of the Parent that the Parent’s obligations hereunder shall be absolute, independent and unconditional. Neither Parent’s obligations under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed, or released in any manner whatsoever by operation of law, including, without limitation, any bankruptcy or insolvency of Circle or any successor or assigns of Circle. This Agreement constitutes a guarantee of the payment of the Guarantee Obligations not of the collection thereof.

(d) License. In consideration of the payment of the Royalty and upon payment of the Royalty to Kitchen in full, Kitchen shall grant to Circle a non-exclusive right and license (the “License”) to use that portion of the Technology which pertains to an emergency ingress and egress system for access to and from the gondolas or cars of the SkyView or some other amusement ride (the “ Escape System”). The License shall be in the form attached hereto as Exhibit “B” and incorporated herein by this reference. Subject to the payment of the Royalty set forth in 6(b) above, the License shall provide that such right and license shall continue for so long as Circle or its sub-licensees, successors or assigns, operate a ferris-wheel or fixed wheel type amusement ride in the Orlando, Florida metropolitan area (the “term”), and that the License may only be used by Circle or its sublicensees, successors or assigns in a single ferris-wheel or fixed wheel type amusement ride located in the Orlando, Florida, metropolitan area. In the event that Circle fails, refuses, or is unable to perform any of its obligations under this Agreement following a 30-day cure period after the Kitchen Parties provide written notice of such nonperformance to Circle, then Kitchen shall have the right to refuse to grant, execute and/or deliver the License until Circle shall have fully performed all of its obligations which are to be performed prior to the time that the License is to be executed, delivered and/or granted, in addition to any and all other rights and remedies as may be available to Kitchen at law or in equity. Once the Royalty shall have been paid in full to Kitchen by Circle, and the License has been granted, executed and delivered by Kitchen to Circle, the rights of the parties with respect to the License shall be governed by the terms, conditions and provisions of the License, rather than by the terms, conditions and provisions of this Agreement. Any valid refusal by Kitchen to grant, execute or deliver the License shall in no way terminate or reduce any of Circle’s obligations or liabilities hereunder, including, without limitation, Circle’s obligations to pay the Royalty. Circle’s obligations to pay Royalty shall not be contingent or conditioned upon either the continuation of the License once granted or the use of the Escape System in the Ride; provided, however, that Circle’s obligations to pay Royalty shall be conditioned upon the Kitchen’s Parties’ performance of their obligations under this Agreement which are to be performed by the Kitchen Parties prior to the time of payment of the Royalty. In the event Circle believes that the Kitchen Parties, or either of them, have failed or refused to perform their obligations under this Agreement, Circle shall give written notice thereof to the Kitchen Parties (a “Default Notice”). If the Kitchen Parties dispute the existence or occurrence of a breach of or default in the performance of their obligations, then they shall so notify Circle in writing (a “Notice of Dispute”) within thirty (30) days from and after the receipt of the Default Notice by the Kitchen Parties (the “Cure Period”). If the Kitchen Parties give a Notice of Dispute to Circle on or before the end of the Cure Period, then either Party shall thereafter have the right to proceed to arbitrate the dispute pursuant to Section 18 of this Agreement, but if a Notice of Dispute is given by the Kitchen Parties, Circle shall have no right to delay, defer, or withhold the payment of all or any part of the Royalty until and unless Circle shall have first obtained a final decision in its favor authorizing such relief in such arbitration. If no Notice of Dispute is given by the Kitchen Parties, then the Kitchen Parties shall be obligated to cure the breach or default within the Cure Period. In the event the Kitchen Parties have neither given a Notice of Dispute to Circle nor cured the breach or default during the Cure Period, then Circle may defer any further payments of Royalty until such time as the Kitchen Parties shall have cured the breach or default. In the event Circle shall have properly deferred the payment of Royalty, the payment of such Royalty in full shall be required as soon as the Kitchen Parties have cured such breach or default, regardless of whether such breach or default was cured within or after the Cure Period. In the event that Circle wrongfully defers or withholds the Royalty or any part thereof, such unpaid Royalty shall bear interest at the lower of: (i) the rate of eighteen percent (18%) per annum or (ii) the highest rate permitted by law, from the date that payment should have been made to and until the date such Royalty and all interest accrued thereon shall have been paid in full.

(e) Neither of the Kitchen Parties, nor their respective affiliates, successors, assigns, nor their respective officers, directors, managers, members, shareholders, principals, employees, agents, independent contractors or other representatives shall, directly or indirectly through others, sell, construct or operate a fixed wheel or ferris-wheel type amusement ride within a geographic radius of one hundred (100) miles from the Project (the “Protected Area”). Notwithstanding the foregoing or any other provision contained in this Agreement, the Kitchen Parties shall have the unrestricted and unconditional right to sell, construct and operate any and all other rides or other facilities within the Protected Area, so long as such rides or facilities are not fixed wheel or ferris-wheel amusement rides.

7. Additional Single-Site Licenses.

(a) For a period of time commencing upon the Effective Date hereof and ending thirty-six (36) months thereafter (unless sooner validly terminated by Kitchen as a result of a breach by or default of Circle hereunder, in addition to the single-site license granted for the Orlando Wheel in Section 6 above, Kitchen hereby covenants and agrees that Circle shall have the option for non-exclusive licenses up to three (3) additional sites, which may be located in any market area in the world other than Orlando that Circle may select, excluding, however, any market area in which a SkyView or other ride utilizing the Escape System has been built, or is under construction, or with regard to which Kitchen shall have executed a binding agreement based on arm’s length terms with an independent third party to sell, construct, provide or deliver a SkyView or other ride utilizing the Escape System (a “Qualifying Agreement”). For the avoidance of doubt, a joint venture agreement, partnership agreement or other agreement pursuant to which the Kitchen Parties, or either of them, have agreed to construct, develop or operate a ride utilizing the Escape System, but which agreement provides for the Kitchen Parties, or either of them, to retain an ownership interest in the ride, constitutes a Qualifying Agreement, so long as it was based on arm’s length terms and one or more other parties to the agreement are independent from the Kitchen Parties. Such options must be exercised by Circle by written notice to Kitchen, which must have been made or provided by Circle to Kitchen at any time or times prior to the expiration or termination of such option. In the event of a timely exercise of such option(s), Circle shall execute and deliver to Kitchen a non-exclusive, single-site license for the use of the Escape System in a single, fixed (ferris) wheel or rotating wheel amusement ride at such site in substantially the form attached hereto as Exhibit “B” and by this reference made a part hereof. The only changes to the form attached as Exhibit “B” that will be permitted are: (i) any site specific changes required to conform the provisions of the License to any specific facts or circumstances unique to the subject site or the specific underlying transaction; and (ii) the addition of a provision to the effect that in the event that construction of the fixed wheel or rotating wheel amusement ride in which the Escape System is to be used has not been commenced within six (6) months from the date of the exercise of the option, and/or in the event that construction of such amusement ride is thereafter permanently abandoned prior to the completion thereof, Circle’s rights with respect to the 100-mile Protected Area referenced in Section 7(c) below shall be of no further force and effect. At Kitchen’s option, if any default by Circle under this Agreement shall exist at the time of any attempted exercise of a single-site option, such exercise by Circle shall not be permitted and the License for such site shall not be required to be executed or delivered by Kitchen unless or until such default shall have cured to Kitchen’s reasonable satisfaction. In the event that this Agreement is validly terminated by Kitchen as a result of a default hereunder by Circle, all unexercised options under this Section 7 shall also be terminated.

(b) It shall be a condition precedent to Circle’s right and ability to exercise the options granted by this Section 7 that Circle shall have first paid in full to Kitchen the Royalty set forth in Section 6(b) above.

(c) Neither of the Kitchen Parties, nor their respective affiliates, successors, assigns, nor their respective officers, directors, managers, members, shareholders, principals, employees, agents, independent contractors or other representatives shall, directly or indirectly through others, sell, construct or operate a fixed wheel or rotating or ferris-wheel type amusement ride within a geographic radius of one hundred (100) miles of the subject property on which the amusement ride in which the Escape System is to be used is to be constructed (the “Protected Area”). Notwithstanding the foregoing or any other provision contained in this Agreement, the Kitchen Parties shall have the unrestricted and unconditional right to sell, construct and operate any rides or other facilities with or without the inclusion of the Escape System within the Protected Area, so long as such rides or facilities are not fixed wheel or rotating or ferris-wheel amusement rides; and

8. Prior Payments. The Parties hereby acknowledge and agree that any and all payments made by Circle to Kitchen and/or ThrillRides or on behalf of or at the direction or request of Kitchen and/or ThrillRides under or pursuant to the SkyView Agreements shall be retained by Kitchen and/or ThrillRides, shall not be refunded or reimbursed to Circle either by Kitchen, ThrillRides or any other recipient thereof, and shall not be applicable to, credited against or cause a reduction of or in any of the payments required by Circle under this Agreement. Under no circumstances whatsoever shall Kitchen and/or ThrillRides be required to refund or return any such prior payments to Circle or to reimburse Circle for or in any amount whatsoever with regard to such prior payments.

9. Monthly Advance Royalty Payments. Commencing on the fifteenth day (if such day is not a business day then the next business day) of the first month after the Effective Date of this Agreement, and on the fifteenth day (if such day is not a business day then the next business day) of each month thereafter to and until the date that the Royalty specified in Subsection 6(b) above is paid by Circle to Kitchen in full, Circle shall pay to Kitchen the sum of Fifty-Five Thousand and no/100 Dollars ($55,000.00) per month (the “Advance Royalty Payments”). Such Advance Royalty Payments shall be deemed to be advance royalty payments, in consideration of Kitchen continuing to agree that Circle can utilize the single-site license specified in Section 6 above, and in consideration for the granting of the additional single-site options specified in Section 7 above. Under no circumstances whatsoever shall Kitchen and/or ThrillRides be required to return or refund all or any part of the Advance Royalty Payments, or to reimburse Circle for all or any portion of any or all of the Additional Royalty Payments. Notwithstanding the foregoing however, in the event that the Royalty specified in Section 6(b) above is paid to Kitchen by Circle in full on or before December 31, 2012, then, and in such event, Circle shall receive a credit against the Four Million and no/100 Dollars ($4,000,000.00) payable under Section 6(b) in an amount equal to fifty percent (50%) of any and all Advance Royalty Payments made from and after the Effective Date of this Agreement. In the event that the Royalty is not paid in full (including the application of credits for fifty percent (50%) of the Advance Royalty Payments made after the Effective Date of this Agreement) on or before December 31, 2012, then none of the Additional Royalty Payments shall be applicable to, credited against, or reduce the amount of the Royalty Payment. In the event that the Royalty is not able to be paid on or before December 31, 2012, solely and exclusively as a proximate result of a breach of this Agreement by either of the Kitchen Parties (a “Proximate Delay”), then such date may be extended for a period equal to the delay proximately caused by any breach of this Agreement by either of the Kitchen Parties. Provided, however, in order to be entitled to a delay in the date of payment of the Royalty, Circle shall have notified the Kitchen Parties in writing, specifying the facts evidencing the Proximate Delay on or before December 1, 2012, and Circle shall have filed an arbitration proceeding under Section 18 of this Agreement on or before January 15, 2013, seeking to determine whether a Proximate Delay shall have occurred and if so, the length of the Proximate Delay to which Circle shall be entitled. In the event that Circle does not pay the Royalty to Kitchen on or before December 31, 2012, and it is thereafter determined in arbitration under Section 18 below that no Proximate Delay shall have occurred, then the Royalty shall bear interest at the lower of: (i) the rate of eighteen percent (18%) per annum or (ii) the highest rate permitted by law, from and including December 31, 2012, to and until the date that the Royalty and all accrued interest thereon shall have been paid in full.

10. Warrants and Stock. Notwithstanding anything contained in the SkyView Agreements or either or any of them to the contrary, under no circumstances whatsoever shall Kitchen, ThrillRides, or any of their Designees, or any of their respective successors or assigns, have any obligation to assign, transfer, convey, or otherwise return the Warrants and/or any shares of common stock issued upon the exercise of any of the Warrants, and/or any proceeds resulting from the Warrants and/or such common stock, to Circle, or to Parent, or to any other Circle Affiliate.

11. Release to Kitchen Parties. Circle, on behalf of itself and the other Circle Releasees (as defined in Section 12 below), hereby releases the Kitchen Parties, their respective successors, assigns, officers, directors, trustees, fiduciaries, beneficiaries, employees, parents, subsidiaries, agents, representatives, shareholders, partners, affiliates and members in their capacity as such (collectively, the “Kitchen Parties Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, claims, and demands whatsoever in law, admiralty or equity, of every nature and description, known or unknown, including but not limited to damages of every kind and nature, punitive damages, interest, costs and attorney fees, which each of them ever had or now have as against the Kitchen Parties Releasees with respect to or arising out of the SkyView Agreements, from the beginning of the world to the date of this release (“Circle Claims”); provided that nothing herein shall release any Party’s rights or obligations under this Agreement, all of which shall survive this Agreement.

12. Release to Circle. The Kitchen Parties, on behalf of themselves and the other Kitchen Parties Releasees, hereby releases Circle, its successors, assigns, officers, directors, fiduciaries, beneficiaries, employees, parents, subsidiaries, agents, representatives, shareholders, partners, affiliates and members in their capacity as such (collectively, the “Circle Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, claims, and demands whatsoever in law, admiralty or equity, of every nature and description, known or unknown, including but not limited to damages of every kind and nature, punitive damages, interest, costs and attorney fees, which each of them ever had or now have as against the Circle Releasees with respect to or arising out of the SkyView Agreements, from the beginning of the world to the date of this release (“Kitchen Parties Claims” and together with the Circle Claims, the “Claims”); provided that nothing herein shall release any Party’s rights or obligations under this Agreement, all of which shall survive this Agreement. Notwithstanding the foregoing, the agreement of the Kitchen Parties to grant the foregoing release to the Circle Releasees is being made in consideration of the payment in full of the Royalty to Kitchen by Circle. In the event that Circle fails, refuses, or is unable to pay the Royalty to Kitchen in full on or before December 31, 2012, the foregoing release of the Circle Releasees shall, at Kitchen’s option, become null, void and of no further force and effect; provided, however, that upon the payment of the Royalty and any and all interest accrued thereon to Kitchen in full, the foregoing release shall thereupon automatically be reinstated and shall be in full force and effect to the same extent as it would have been if it had never become null and void.

13. Additional Facts. The Parties each acknowledge that any of them may hereafter discover facts different from, or in addition to, those which any of them now knows or believes to be true with respect to the Claims released in and by this Agreement, and the Parties each agree that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. Each Party, on behalf of itself, its agents, attorneys, heirs, executors, administrators, affiliates and assigns, agrees that it shall not at any time engage in any form of conduct, or make any statements or representations, whether in writing or orally, that disparage or otherwise impair the reputation, goodwill or commercial interests of any other Party (including the Releasees referenced in Sections 11 and 12 hereof). Notwithstanding the foregoing, nothing in this Section 13 shall prevent any Party (including the Releasees referenced in Sections 10 and 11 hereof) from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person or entity to disclose or make accessible such information. Each of the Parties agrees to notify the other Parties of any statement that is required to be made as provided in the preceding sentence. Such notice shall be given as much in advance of the making of such statement as is reasonably possible.

14. Representation and Warranties. The Parties warrant and represent that (a) each of them has reviewed the Agreement independently, has had the opportunity to consult counsel, is fully informed of the terms and effect of this Agreement, and has not relied in any way on any inducement, representation, or advice of any other Party in deciding to enter this Agreement; (b) each of them has not assigned, encumbered, or in any manner transferred all or any portion of the Claims released in and covered by this Agreement; and (c) no other person, party, or entity has any right, title, or interest in any of the Claims released in and covered by this Agreement.

15. No Admissions. This Agreement and the terms of the settlement embodied in this Agreement represent a compromise of disputed Claims, and the negotiations, discussions and communications in connection with or leading up to and including this Agreement are agreed to be within the protection of the Federal Rule of Evidence 408 and corresponding state statutes and shall not be construed as admissions or concessions by the Parties, or any of them, either as to any liability or wrongdoing or as to the merits of any claim or defense. Neither the existence of this Agreement nor any of its provisions shall be offered into evidence by any Party or its agents in any action, arbitration or proceeding as admissions or concessions of liability or wrongdoing of any nature on the part of another Party, or as admissions or concessions concerning the merits of any claim or defense, provided that nothing precludes the offering into evidence of this Agreement for the purpose of enforcing its terms or relying on the releases contained herein as a defense to any Claims.

16. Representations and Warranties of Kitchen Parties. Kitchen and ThrillRides, jointly and severally, represent and warrant to Circle that:

(a) Kitchen’s and ThrillRides’ execution and delivery of this Agreement does not require any third party consent or approval that has not already been obtained.

(b) Kitchen and ThrillRides each have full legal power and authority to grant the rights granted by each of them hereunder to Circle.

(c) Kitchen is the sole owner of all rights, title and interest in and to the Escape System worldwide free and clear of liens, claims, licenses, options or other encumbrances. Circle hereby acknowledges that the Kitchen Parties have disclosed that as a part of the Uni-Systems Litigation, Silberman and/or Uni-Systems have made allegations about or claims to the ownership of the Escape System or some parts thereof, but that the Kitchen Parties have and do dispute such allegations and claims. Further, notwithstanding the representation and warranty made in this Section 16(c), the Kitchen Parties have not represented or warranted, nor do they hereby represent or warrant that the Escape System or any part or aspect thereof is patentable in any country. Therefore, this representation and warranty will be deemed to have been breached only in the event that Circle and/or its sublicensees, successors, or assigns are precluded or prohibited from using the Escape System unless and until royalty or similar payment(s) are made to a person or entity other than the Kitchen Parties, and any damages to Circle and its sub-licensees successors and assigns shall be limited to the amount of any such royalty or similar payment(s), made or payable to such other person or entity.

(d) This Agreement constitutes the valid and binding obligations of Kitchen and/or ThrillRides, as applicable, enforceable against Kitchen and/or ThrillRides, as applicable, in accordance with their respective terms.

17. Representations and Warranties by Circle. Circle represents and warrants to Kitchen and ThrillRides that:

(a) Circle’s execution, delivery and performance of this Agreement does not require any third party consent or approval that has not already been duly and validly obtained.

(b) Circle has full legal power and authority to grant the rights granted by it hereunder to Kitchen and ThrillRides.

(c) This Agreement constitutes the valid and binding obligation of Circle enforceable against Circle in accordance with its terms.

(d) Circle has not made and will not make any commitments to others inconsistent with or in derogation of Kitchen’s or ThrillRides’ rights hereunder.

18. Arbitration; Governing Law.

(a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the interpretation, breach, termination or validity thereof, other than those for which injunctive relief or specific performance is appropriate and is actually being sought in good faith, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then obtaining, by a panel of three (3) arbitrators. Each party shall have the right to appoint one (1) arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two (2) arbitrators so appointed shall appoint the third. The parties may agree to a single arbitrator in lieu of a panel of three arbitrators.

The place of arbitration shall be Orlando, Florida, U.S.A. and each party hereto irrevocably consents and submits to the exclusive jurisdiction of such arbitration panel in such venue. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal laws of the State of Florida without reference to the Convention on Contracts for the International Sale of Goods. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators. The arbitrators shall have the right to award reasonable costs and expenses of enforcement, reasonable attorneys’ fees and costs and interest as provided in Section 19 below. The parties further agree that either party shall have the right to seek injunctive relief, specific performance or other equitable relief in the state or federal courts located in Orlando, Florida and each party irrevocably submits and consents to personal jurisdiction exclusively in such courts with respect to such legal proceedings and waives any claim or argument that such courts constitute an inconvenient or improper venue for such legal proceedings.

(b) Governing Law. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Florida without application of conflicts of laws principles or any other rule or interpretation that would result in the application of the laws of another state or a foreign country.

19. Attorneys’ Fees; Interest.

(a) Attorneys’ Fees. In the event that there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, or a dispute arises between the Parties requiring an interpretation of the terms, conditions or provisions hereof, with or without arbitration, the non-defaulting party shall be entitled to collect from the defaulting party its reasonable attorneys’ fees and such other reasonable costs and expenses as are incurred by it in enforcing or terminating this Agreement.

(b) Interest. In the event that any royalty, fee, charge, reimbursement or other amount of money due or payable hereunder is not paid (i) in the case of any royalty or other regularly scheduled or recurring payment hereunder, within ten (10) days of the date that such amount was due or upon which it should have been paid, or (ii) in the case of any other amounts payable hereunder, within ten (10) days of written demand therefor, then, in either such event, the amount owing shall bear interest at the rate of eight percent (8%) per annum from and after the date originally due until paid in full. In the event that any such amount is not paid within sixty (60) days of the date originally due and payable, such interest rate should increase from eight percent (8%) to fifteen percent (15%) per annum until paid in full. Any payments made and/or received shall be first applied to any accrued and unpaid interest and then to principal.

20. Notices. Any notice, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be delivered in person or by courier or by facsimile or by e-mail, or shall mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed or sent to the facsimile number or the e-mail address as set forth for the intended recipient below, or to such other address or facsimile number or e-mail address as shall be given in accordance with this Section 20. If any such communication is given by overnight courier or by facsimile or by e-mail, or by certified or registered mail, it shall be deemed to have been given when properly sent or transmitted. In the event that such communication is given by personal delivery, it shall be deemed given when actually delivered to the addressee, or when delivery is attempted during normal business hours and delivery is refused. For all other means of transmission, receipt shall be deemed to have occurred (i) in the case of facsimile or e-mail, when successfully transmitted during normal business hours, with electronic confirmation of successful transmission, (ii) in the case of delivery by overnight courier, upon delivery or refusal of delivery during normal business hours; (iii) in the case of certified or registered mail, upon receipt or refusal of delivery during normal business hours.

If to Circle:	CIRCLE ENTERTAINMENT SV-I, LLC 650 Madison Avenue 15th Floor New York, New York 10022 Attn: Executive Vice President and General Counsel Fax No.: 212-750-3034 E-mail: mitchell.nelson@circlexe.com
If to ThrillRides:	US ThrillRides, LLC 11536 Lake Butler Blvd. Windermere, Florida 34786 Attn: William J. Kitchen, Manager Fax No.: 407-909-8899 E-mail: Bill@USThrillrides.com
With a copy to:	James E. Slater, P.A. Broad and Cassel 390 North Orange Avenue Suite 1400 Orlando, Florida 32801 Fax No.: 407-650-0941 E-mail: jslater@broadandcassel.com

21. Ownership of Technology; Improvements to the Technology.

(a) Circle hereby covenants and agrees that all Technology and intellectual property that has previously been developed or created by or for the Kitchen Parties or either of them relating to SkyViews, whether or not a part of the Technology previously licensed to Circle under the License Agreement, and including, without limitation, the Escape System, is and shall remain the sole and exclusive property of Kitchen.

(b) In the event that Circle, or the Parent or any Circle Affiliate, through their employees or independent contractors, has, prior to the Effective Date of this Agreement, invented or caused to be invented any improvements, refinements or modifications to the Technology or new products related to the Technology (collectively, “Prior Improvements”), Kitchen shall own all intellectual property and other rights with respect thereto. Circle shall provide such reasonable cooperation, documentation and assistance and shall execute and deliver such documents and instruments (but without requiring the expenditure of significant or material funds on the part of Circle or disrupting Circle’s business and affairs in any commercially unreasonable manner or to any commercially unreasonable extent), including, without limitation, the execution and delivery of such declarations, powers of attorney, affidavits, testimony and other documents or instruments that may reasonably be required or requested by the Kitchen Parties in the use, implementation or enforcement of the rights set forth in this Section 20(b).

(c) After the Effective Date of this Agreement, in the event that Circle, or the Parent, or any Circle Affiliate, through their employees or independent contractors, invents or creates or causes to be invented or created any improvements, refinements or modifications of or to the Escape System, which improvement, refinement or modification has no commercial utility or usefulness at the time of invention or creation except as a part of or exclusively in conjunction with the Escape System as used on a SkyView or other amusement ride (an “Exclusive Improvement”), then Kitchen shall be the sole owner of any and all intellectual property and other rights with regard to said Exclusive Improvement. Said Exclusive Improvement shall become a part of the Escape System, and to the extent Circle, or any sub-licensee, successor or assigns, have a license to use the Escape System, they shall also be deemed to have a license to use the Exclusive Improvement.

(d) After the Effective Date of this Agreement, in the event that Circle, or Parent, or any Circle Affiliate, through their respective employees or independent contractors, invents or creates or causes to be invented or created any improvements, refinements or modifications of or to the Escape System, or any devices, equipment, facilities, or mechanisms which are useful in the construction, operation, maintenance or repair of the Escape System, but which can be used commercially at the time or invention or creation without the Escape System or separate and apart from the Escape System (“Non-Exclusive Improvements”), Kitchen shall not be the owner thereof, and the person or entity that first creates or invents such Non-Exclusive Improvement shall remain, and their successors and assigns shall be deemed to be, the owner of all rights with regard thereto; provided, however, Kitchen shall have a perpetual, non-exclusive, non-revocable, royalty-free license to make use and sell such Non-Exclusive Improvement, but only when and to the extent such Non-Exclusive Improvement is to be used in conjunction with the Escape System. Kitchen may grant sub-licenses to such Non-Exclusive Improvements, but only to purchasers or licensees of the Escape System, and only for use in conjunction with the Escape System.

(e) In any and all contracts or agreements which are entered into by Circle, the Parent or any Circle Affiliate, with respect to the design, engineering, fabrication, construction, development or operation of any amusement or viewing ride which will include the Escape System, Circle, Parent or Circle Affiliate shall include or cause to be included a provision which will require all parties to the contract or agreement to agree to and comply with the provisions of Sections 21(c) and (d) of this Agreement. Circle shall also provide such reasonable cooperation, documentation and assistance and shall execute and deliver such documents and instruments (but without requiring the expenditure of any significant or material funds on the part of Circle or disrupting Circle’s business and affairs in any commercially unreasonable manner or to any commercially unreasonable extent), including, without limitation, the execution and delivery of such declarations, powers of attorney, affidavits, testimony and other documents and instruments as may be reasonably requested or required by the Kitchen Parties or either of them, in the use, implementation or enforcement of their rights under this Section 21.

22. Disclaimer of Warranties; Limitation of Liability. NEITHER KITCHEN NOR THRILLRIDES HAS MADE, MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ABOUT OR CONCERNING THE ESCAPE SYSTEM EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE ESCAPE SYSTEM. CIRCLE HEREBY ACKNOWLEDGES AND AGREES THAT THE ESCAPE SYSTEM IS, AT THIS POINT IN TIME, UNTESTED AND NO PROTOTYPE THEREOF HAS BEEN BUILT. CIRCLE FURTHER HEREBY ACKNOWLEDGES AND AGREES THAT THE FIRST PROTOTYPE OF THE ESCAPE SYSTEM WAS TO HAVE BEEN BUILT BY CIRCLE UNDER AND PURSUANT TO THE SKYVIEW AGREEMENTS. THEREFORE, CIRCLE ACKNOWLEDGES AND AGREES THAT NONE OF THE TERMS, CONDITIONS, PROVISIONS, OBLIGATIONS OR LIABILITIES HEREUNDER ARE EXPLICITLY OR IMPLICITLY, CONDITIONAL OR CONTINGENT UPON THE ESCAPE SYSTEM FUNCTIONING AS INTENDED OR DESIRED, AND THAT NEITHER KITCHEN NOR THRILLRIDES SHALL HAVE ANY LIABILITY TO CIRCLE OR TO ANY OTHER PERSON OR ENTITY IN THE EVENT THAT THE ESCAPE SYSTEM DOES NOT FUNCTION AS DESIRED OR INTENDED, AND THAT CIRCLE SHALL, AND HEREBY COVENANTS AND AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD KITCHEN AND THRILLRIDES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, LIABILITIES, COSTS OR EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND PARALEGALS’ FEES AND EXPENSES (WHETHER OR NOT LITIGATION IS COMMENCED, WHETHER INCURRED BEFORE, DURING OR AFTER TRIAL, OR UPON ANY APPELLATE LEVEL, OR WHETHER INCURRED IN ANY ADMINISTRATIVE PROCEEDING, IN ARBITRATION, MEDIATION, OR ANY PROCEEDING IN BANKRUPTCY OR INSOLVENCY) SUFFERED OR INCURRED BY KITCHEN AND/OR THRILLRIDES, AND ARISING OR RESULTING FROM OR PERTAINING TO THE FAILURE OF THE ESCAPE SYSTEM TO FUNCTION OR PERFORM AS INTENDED OR DESIRED.

23. Confidentiality. Each Party acknowledges that it has in the past and may in the future receive “Confidential Information” (as defined below) belonging to, and disclosed to it, by the other Parties and/or their authorized representatives, and that all of the other Parties’ Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such Parties and their respective businesses and operations, and that maintaining confidentiality of such Parties’ Confidential Information is necessary to protect the legitimate business interests of such Parties. Accordingly, each Party hereby agrees to receive all such Confidential Information provided by another Party hereto in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time while this Agreement is in effect or thereafter, directly or indirectly, divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others. Notwithstanding the foregoing, each party shall have the right to disclose confidential information to any actual or potential lenders, owners, lessors, sub-lessors, joint venturers, partners, investors, managers and other similar persons to the extent reasonably required in order to be able to proceed with the development, construction, operation, maintenance or repair of the Ride, so long as Licensor shall obtain the prior agreement of such person(s) and entities to abide by the terms and conditions of this Section 23. Each Party agrees not to infringe any other Party’s intellectual property or other rights in its Confidential Information, and nothing herein shall be construed as expressly or impliedly granting a license or right to use such Confidential Information by such Party. Each Party shall disclose to and enforce the confidentiality provisions of this Agreement in writing with respect to all of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors), as well as to any Lenders, owners, lessors, sub-lessors, joint venturers, managers or other Assignees, as applicable. The foregoing restrictions shall not apply to the extent that such information comprises aspects of the Escape System disclosed or claimed in a published patent application that has been filed for the Technology, or to the extent that, with respect to either Party, such information:

(a) Is or becomes public knowledge (other than by breach of that restriction);

(b) Was obtained by the recipient party from a third party having the right to disclose it, without the obligation to keep such information confidential, provided, however, that if a recipient party intends to rely on this exception, it shall have a duty to verify with Licensor the third party’s right to disclose such information prior to any further disclosure thereof;

(c) Is not a part of the Escape System, Equipment or Know-How and Technical Information and is not deemed by the terms and conditions of this Agreement to become a part of the Escape System, Equipment or Know-How and Technical Information and was independently developed by the recipient party without the use of such Confidential Information and without the participation of individuals who have had access to such Confidential Information; or

(d) Is required to be provided by law, legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that the recipient party shall promptly notify the disclosing party in writing so the disclosing party may seek a protective order and/or other motion to prevent the production of such Information.

(e) For purposes of this Agreement, “Confidential Information” means any and all information which is a part of or which is deemed to become a part of the Escape System, Equipment or Know-How and Technical Information pursuant to the terms and conditions of this Agreement, and any information relating to a Party hereto and its assets, operations, clients, and past, present, and future businesses, including but not limited to know-how, drawings, manuals, reports, formulae, algorithms, processes, trade secrets, computer software, computer data bases, computer software documentation, research products, inventions, technical data, specifications, designs, ideas, product plans, research and development efforts, personal and customer information, financial information, quotations, price lists, customer lists, business methods and operations and marketing programs, all of which are proprietary with such Party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential, except as otherwise provided above with respect to the Escape System Equipment or Know-How and Technical Information.

24. Further Assurances. Subject to the limitations of Section 3(c)(iii) hereof, each Party agrees to execute and deliver such other and further documents and instruments as reasonably may be necessary to effectuate the intent and purposes of this Agreement upon request by the other Parties.

25. Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed and delivered (including by execution and delivery by facsimile transmission or other electronic means) in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

26. Miscellaneous.

(a) The terms of this Agreement shall be binding upon the successors or permitted assigns of the Parties. Except as provided in this Agreement, any License Agreement, or the Covenant, no transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of the Parties. Any transfer or assignment in violation of the preceding sentence shall be null and void.

(b) Each of the Parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(c) Unless otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties may otherwise have at law or equity.

(d) This Agreement shall inure to the benefit of the Parties and, except as provided in Sections 11, 12 and 13 of this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties any rights or remedies under or by reason of this Agreement or to confer upon any person or entity any rights or remedies against any person or entity other than the Parties hereto under or by reason of this Agreement.

(e) This Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by an agreement in writing executed by the Party to be charged thereby. This Agreement, together with attached Exhibits A and B, constitutes the entire understanding and agreement among the Parties in connection with the subject matter hereof and any prior understandings or agreements, oral or written, with respect to such subject matter are superseded by this Agreement.

(f) All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “include,” “includes” and “including” shall be construed as if followed by the phrase “without being limited to.” Words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(g) The Parties acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement.

(h) The Parties hereto shall be deemed to have all prepared this Agreement and it shall not be construed in favor of any Party based upon rules of construction.

IN WITNESS WHEREOF, the undersigned have executed the above and foregoing Agreement upon the day and year as written above.

CIRCLE ENTERTAINMENT SV-I, LLC,
a Delaware limited liability company

By:
Mitchell J. Nelson
Executive Vice President

WILLIAM J. KITCHEN

US THRILLRIDES, LLC,

a Florida limited liability company

By:

William J. Kitchen

Manager

JOINDER OF PARENT

The undersigned, CIRCLE ENTERTAINMENT, INC., a Delaware corporation, does hereby join in the execution and delivery of the foregoing Termination and Settlement Agreement (the “Agreement”) for the purpose of acknowledging, accepting , covenanting and agreeing to be bound by said Agreement pursuant to and as provided in Section 6(c) thereof.

CIRCLE ENTERTAINMENT, INC.,

a Delaware corporation

By:
Name:
Title:

Date:

EXHIBIT A

BROAD AND CASSEL
WIRE TRANSFER INSTRUCTIONS

Old Florida National Bank
(FUNDING TRUST ACCOUNT)

Bank Name:	Old Florida National Bank 502 N. Hwy 17-92 Longwood, FL 32750
ABA Routing Number:	063111169
Account Name:	Broad and Cassel Orlando Funding Trust Account 390 N. Orange Avenue, Suite #1400 Orlando, Florida 32801-1640
Account Number:	10039473-05
Attention:	Lydia Hernandez, Marla Bronson, or Tammy Buchan

EXHIBIT B

FORM OF LICENSE AGREEMENT

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into between WILLIAM J. KITCHEN, having an address of 11536 Lake Butler Blvd, Windermere, FL (hereinafter called “LICENSOR”) and      , a              ,with its principal place of business at      (hereinafter called “LICENSEE “), further identified at the signature line below.

R E C I T A L S

WHEREAS, LICENSOR is the owner of an emergency ingress and egress system for access to and from the gondolas or cars of an amusement ride (referred to herein as the “Escape System”); and

WHEREAS, LICENSOR has further developed certain proprietary information relating to the Escape System (hereinafter called “Know-How and Technical Information”); and

WHEREAS, LICENSEE desires to build an amusement ride in the form of a “Ferris” or rotating wheel (the “Ride”) and incorporating the Escape System into the Ride or utilizing the Escape System as a part of or in conjunction with the Ride; and

WHEREAS, LICENSOR is willing to grant Licensee such license but only for use as a part of or in conjunction with the Ride and only at the “Location” (as defined below) and only subject and pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Licensor and Licensee do hereby agree as follows:

E. Definitions:

1. “CONFIDENTIAL INFORMATION” shall have the definition set forth in Section F.1(e) below.

2. “EQUIPMENT” as used herein shall mean any and all Escape System machinery, structures, components, apparatus and/or parts.

3. “INTELLECTUAL PROPERTY” and/or “IP” as used herein shall mean and include all of LICENSOR’s rights in patents pending or granted, and in any and all subsequently filed patents or patent applications of LICENSOR (foreign or domestic) related to the Escape System, the Equipment or any part of either, as well as any and all KNOW-HOW and TECHNICAL INFORMATION as defined herein.

4. “KNOW-HOW and TECHNICAL INFORMATION” as used herein shall mean and include all information in the possession of either LICENSOR or LICENSEE relating to the Escape System (including but not limited to technical data, trade secrets, performance data, specifications, production techniques, operations manuals, marketing materials or the like) developed, conceived or reduced to practice by either party before or during the Term of this Agreement.

5. “LOCATION” shall be that certain real property being more particularly described on Exhibit “A” attached hereto and by this reference made a part hereof.

6. “LICENSEE FEE” as used herein shall mean the amount of Four Million and No/100 Dollars ($4,000,000.00) to be paid in full in a single payment by Licensee to Licensor on or before the date of this Agreement.

F. LICENSE GRANT AND TERMS:

1. In consideration of the LICENSEE’s payment in full of the License Fee specified above to Licensor on or before the date of this License Agreement, LICENSOR hereby grants to LICENSEE the non-exclusive right to manufacture, operate and use the Escape System, but only at the Location, and only subject to and in compliance with the terms and conditions of this Agreement.

2. Except as provided herein, no right, title or interest in or to the design, technical plans, or manufacture of the Escape System, the Equipment, or the Know-How and Technical Information shall pass to LICENSEE and all IP, and other CONFIDENTIAL INFORMATION, including any copyright, trade name, trade secret and intellectual property rights associated with the design, plans, manufacture, sale, use, operation, and any logotypes used in connection therewith, shall remain the sole and exclusive rights and property of LICENSOR.

3. The Escape System, Equipment and Know-How and Technical Information may be used by Licensee only at the Location and only in conjunction with, as a part of or incorporated into the Ride. The Escape System, Equipment and Know-How and Technical Information shall not be manufactured, operated or used by Licensee, or by any successor or assign of Licensee, or by any subsequent Owner of the Ride, at any other place or location, without first obtaining Licensor’s prior written consent, which consent may be granted or denied in Licensor’s sole and absolute discretion; provided, however, that so long as Licensee shall have first provided written notice of such relocation not less than thirty (30) nor more than ninety (90) days of the date of such relocation, the Licensee shall have the right to relocate the Ride to another location (a “Substitute Location”) within Orange, Seminole, and Osceola Counties, Florida (collectively, the “Relocation Area”) without Licensor’s consent and upon such relocation of the Ride, Licensee may continue to manufacture, operate and use the Escape System, Equipment and Know-How and Technical Information, but only in conjunction with a part of or incorporated in the Ride, and only at the Substitute Location. Upon the completion of a permitted relocation within the Relocation Area, neither the licensee, nor any successor or assign, nor any other person whatsoever shall thereafter be licensed, permitted or allowed to use, manufacture or operate the Escape System, Equipment and/or Know How and Technical Information at the original Location or any other place or location, excepting only the Substitute Location.

4. Except with respect to a “Collateral Transfer” (as defined in Section B.5 below of this Agreement) and except as otherwise permitted in this Agreement, Licensee shall not have the right to convey, alienate, assign, pledge, encumber, sub-license, or in any other manner or by any other means transfer the Escape System, the Equipment and/or the Know-How and Technical Information, or any interest therein, or this Agreement, or any right, benefit, privilege or interest in or under this Agreement, without the prior written consent of the Licensor, which consent may be granted or denied in Licensor’s sole and absolute discretion, provided, however, that so long as Licensee provides written notice to Licensor not less than thirty (30) days prior to such assignment, the Licensee shall have the right to transfer, assign and convey this License and all right, title and interest of the Licensee in and to this License to a person or entity which acquires an ownership interest in the Ride.

5. If or to the extent that (a) Licensee requires financing with respect to the development, construction, use, or operation of the Ride, or any larger development of which the Location is a part (“Financing”), and such Financing is provided by a third-party lender (a “Lender”), or (b) the owner of the Location, or portion thereof upon which the Ride is located, is not Licensee, or (c) the Location, or the portion thereof upon which the Ride is located is leased or sub-leased, or the operation of the Ride is managed or sublicensed to an independent third party operator, or (d) Licensee is engaged in a joint venture, partnership or other such arrangement or entity with respect to the Ride and/ or the Location, and/or the other improvements or facilities to developed or to be developed on the Location or any portion thereof, and any such Lender, owner, lessor, sub-lessor, sublicensee, manager, joint venturer or partner (with any such persons or entities being a “Permitted Assignee”) requires that the Escape System, Equipment and/or Know-How and Technical Information and/or this Agreement be mortgaged, pledged, collaterally assigned, transferred, conveyed, sublicensed, managed or otherwise encumbered, directly or indirectly, as security for the Financing or in order to assure the payment or performance of the obligation of the Licensee to such Assignee or managed in connection with the operation of the Ride or the Location (with any such transaction being a “Collateral Transfer”), Licensee shall have the right to provide such Collateral Transfer to one or more Assignees without Licensor’s prior written consent, provided, however, such Collateral Transfer shall be binding upon Licensor only if, as and when Licensor shall have received written notice of such Collateral Transfer, together with a copy of those documents effecting such Collateral Transfer. In the event that any such Assignee becomes the owner, or operator, of the Ride as a result of foreclosure, deed-in-lieu of foreclosure, termination of lease, public or private sale or by any other means of enforcing its security, the Assignee shall become a successor Licensee, and shall be bound by all of the terms and conditions of this Agreement including, without limitation, the provisions of Sections B.3 and B.4 above. In the event that an Assignee makes a written request to Licensor requesting that the Licensor provide information to it with respect to this Agreement (e.g., whether the Agreement is in full force and effect, whether there had been any default(s) by Licensee hereunder, etc.) which may have some reasonable relation to the subject transaction (an “Estoppel”), Licensor agrees to provide such Estoppel to the Assignee within a reasonable period of time. If, and to the extent that the form of document the Assignee requests as an Estoppel is reasonable, Licensor shall utilize the form as provided by the Assignee. In the event that an Assignee becomes a successor Licensee under this Section F.5, the Licensor shall execute and deliver to the Assignee all such reasonable documents as Assignee may request recognizing Assignee as such, subject and conditioned, however, upon Assignee simultaneously executing and delivering to Licensor all such documents as may reasonably be requested by Licensor in which the Assignee shall accept, assume and agree to perform and be bound by all of the terms and conditions of this Agreement, and with Assignee accepting and assuming any and all obligations of Licensee hereunder.

6. Except for those instances specifically and expressly permitted under Sections B.3, B.4 and B.5 above, any other relocation, conveyance, assignment, alienation, conveyance, pledge, encumbrance or transfer of the Escape System, the Equipment and Know-How and Technical Information, made without the Licensor’s prior written consent in accordance with the said Sections B.3, B.4, and B.5 shall be null, void, of no force or effect, and shall constitute a material breach of this Agreement by the Licensee.

7. (a) This is a non-exclusive license. Notwithstanding the license granted to Licensee hereby, Licensor, and/or his successors or assigns shall have the right to manufacture, operate, use, sell, develop, or construct the Escape System, whether as part of an amusement ride or in conjunction with or as a part of any other device or thing, or separately, in any location Licensor desires, including a location or locations within the Relocation Area, without the requirement of any consent of or notice to Licensee, excepting only the restrictions and limitations set forth in Section F.7(b) below.

(b) Notwithstanding the provisions of Section F.7(a) above, neither Licensor not its affiliates, successors, assigns, nor their respective officers, directors, managers, members, shareholders, principals, employees, agents, independent contractors or other representatives shall, directly or indirectly through others, sell, construct or operate a fixed wheel or ferris-wheel amusement ride within a geographic radius of one hundred (100) miles of the Location (the “Protected Area”). Notwithstanding the foregoing or any other provision contained in this Agreement, the Licensor shall have the unrestricted and unconditional right to sell, construct and operate rides or other facilities within the Protected Area, so long as such rides or facilities are not fixed wheel or ferris-wheel amusement rides; and

(c) In the event of a relocation of the Ride to another property, as provided in Section B.3 above, the Protected Area shall not change and shall remain based upon the original Location unless or until Licensor, in his sole and absolute discretion, agrees to change the boundaries or location of the Protected Area.

G. DISCLAIMER OF WARRANTIES:

1. LICENSOR MAKES NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED WITH RESPECT TO THE MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ESCAPE SYSTEM, EQUIPMENT KNOW-HOW AND TECHNICAL INFORMATION OR ANY PART THEREOF OR OTHERWISE; NOR DOES LICENSOR WARRANT THAT THE ESCAPE SYSTEM, EQUIPMENT OR KNOW-HOW AND TECHNICAL INFORMATION SEPARATELY OR COLLECTIVELY WILL COMPLY WITH THE STANDARDS OR REQUIREMENTS OF, OR ANY SAFETY CODES OR REGULATIONS OF, ANY ORGANIZATION OR GOVERNMENTAL AGENCY.

2. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DIRECT, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHICH SHALL FURTHER INCLUDE, BUT NOT BE LIMITED TO, ANY LOST REVENUES AND/OR PROFITS, RESULTING OR ARISING FROM, CAUSED BY, OR RELATED OR PERTAINING TO THE ESCAPE SYSTEM, EQUIPMENT AND KNOW-HOW AND TECHNICAL INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY FAILURE TO FUNCTION AS INTENDED, ANY BODILY INJURY, ANY DAMAGES TO REAL OR PERSONAL PROPERTY, OR ANY INABILITY OF THE RIDE TO FUNCTION AS INTENDED. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS BEEN ADVISED BY LICENSOR THAT THE ESCAPE SYSTEM, EQUIPMENT AND KNOW-HOW AND TECHNICAL INFORMATION ARE UNTESTED DESIGNS, AND NEITIHER LICENSOR, NOR ANY OTHER PERSON OR ENTITY HAS CONSTITUTED OR OPERATED THE ESCAPE SYSTEM OR EQUIPMENT OR ANY AMUSEMENT RIDE UTILIZING THE ESCAPE SYSTEM AND/OR EQUIPMENT, AND THAT LICENSOR WILL HAVE NO PART IN THE DESIGN, CONSTRUCTION OR OPERATION OF THE RIDE. FOR SUCH REASONS, LICENSOR HEREBY ACKNOWLEDGES AND AGREES THAT LICENSOR ASSUMES NO LIABILITY AND SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE DESIGN, CONSTRUCTION OR OPERATION OF THE ESCAPE SYSTEM, EQUIPMENT OR THE RIDE, AND ANY FAILURE ON ANY OF SUCH ITEMS TO FUNCTION, OR ANY DAMAGES, COST, OR EXPENSES WHICH MAY RESULT THEREFROM. LICENSEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS DISCLAIMER OF LIABILITY IS A MATERIAL PART OF THE CONSIDERATION BARGAINED FOR AND TO BE RECEIVED BY LICENSOR, AND THAT LICENSOR WOULD NOT HAVE AGREED TO GRANT THIS LICENSE TO LICENSEE WITHOUT THIS DISCLAIMER OF ANY LIABILITY.

H. ADDITIONAL OBLIGATIONS OF LICENSEE:

1. LICENSEE agrees not to directly or indirectly install or operate, or to allow or authorize any other individual or entity, directly or indirectly, to install or operate, the Escape System or EQUIPMENT in any location other than the original Location within or outside the Relocation Area, except in compliance with Section B.4 above.

I. QUALITY AND SAFETY OF SERVICES:

1. LICENSEE agrees not to commence operation of the Escape System or Equipment without first obtaining the written approval of the installation of the Escape System or Equipment by a professional mechanical and/or structural engineer registered as such in the State in which the Escape System or Equipment is installed.

J. CONFIDENTIAL INFORMATION:

1. Confidentiality. Each party acknowledges that it has in the past and may in the future receive “Confidential Information” (as defined below) belonging to, and disclosed to it, by the other parties and/or their authorized representatives, and that all of the other parties’ Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such parties and their respective businesses and operations, and that maintaining confidentiality of such parties’ Confidential Information is necessary to protect the legitimate business interests of such parties. Accordingly, each party hereby agrees to receive all such Confidential Information provided by another party hereto in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time while this Agreement is in effect or thereafter, directly or indirectly, divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others. Notwithstanding the foregoing, each party shall have the right to disclose confidential information to any actual or potential lenders, owners, lessor, sub-lessors, joint venturers, partners, investors, managers and other similar persons to the extent reasonably required in order to be able to proceed with the development, construction, operation, maintenance or repair of the Ride, so long as Licensor shall obtain the prior agreement of such person(s) and entities to abide by the terms and conditions of this Section J.1. Each party agrees not to infringe or violate any other party’s intellectual property or other rights in its Confidential Information, and nothing herein shall be construed as expressly or impliedly granting a license or right to use such Confidential Information by such party. Each party shall disclose to and enforce the confidentiality provisions of this Agreement in writing with respect to all of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors), as well as any Lenders, owners, lessors, sub-lessors, joint venturers, managers or other Assignees as applicable. The foregoing restrictions shall not apply to the extent that such information comprises aspects of the Escape System disclosed or claimed in a published patent application has been filed for the Technology, or to the extent that, with respect to either party, such information:

(a) Is or becomes public knowledge (other than by breach of that restriction);

(b) Was obtained by the recipient party in good faith from a third party purporting the right to disclose it without the obligation to keep such information confidential, provided, however, that if a recipient party intends to rely on this exception, it shall have a duty to verify with Licensor the third party’s right to disclose such information prior to any further disclosure thereof;

(c) Is not a part of the Escape System, Equipment or Know-How and Technical Information and is not deemed by the terms and conditions of this Agreement to become a part of the Escape System, Equipment or Know-How and Technical Information and was independently developed by the recipient party without the use of such Confidential Information and without the participation of individuals who have had access to such Confidential Information; or

(d) Is required to be provided by law, legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that the recipient party shall promptly notify the disclosing party in writing so the disclosing party may seek a protective order and/or other motion to prevent the production of such Information.

(e) For purposes of this Agreement, “Confidential Information” means any and all information which is a part of or which is deemed to become a part of the Escape System, Equipment or Know-How and Technical Information pursuant to the terms and conditions of this Agreement, and any information relating to a party hereto and its assets, operations, clients, and past, present, and future businesses, including but not limited to know-how, drawings, manuals, reports, formulae, algorithms, processes, trade secrets, computer software, computer data bases, computer software documentation, research products, inventions, technical data, specifications, designs, ideas, product plans, research and development efforts, personal and customer information, financial information, quotations, price lists, customer lists, business methods and operations and marketing programs, all of which are proprietary with such party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential, except as otherwise provided above with respect to the Escape System, Equipment or Know-How and Technical Information.

K. INDEMNIFICATION BY LICENSEE:

1. LICENSEE hereby agrees to protect, defend, indemnify and hold LICENSOR, its officers, employees, agents and AFFILIATES harmless from and against any losses, claims or damages, whether direct, indirect, incidental or consequential, including attorneys’ and paralegals’ fees and costs (whether incurred before, during, or after trial or upon any appellate level, or in any mediation, arbitration, administrative proceeding or proceeding in bankruptcy or insolvency) and litigation and/or arbitration costs and expenses, arising from or incurred by LICENSOR as a result of LICENSEE’s maintenance and operation of the EQUIPMENT, and/or any unauthorized modifications or improvements thereto, employed or implemented by or on behalf of LICENSEE for use by others. LICENSOR shall have sole control over the pursuit, prosecution and/or defense of any claim the subject matter of which LICENSEE is here called upon to provide indemnification, including the appointment of counsel for the parties hereto; provided that LICENSEE shall not admit any liability, or compromise or otherwise settle any claim, without first obtaining LICENSOR’s express written consent, which consent will not be unreasonably withheld or delayed.

L.	OWNERSHIP OF TECHNOLOGY; IMPROVEMENTS TO THE TECHNOLOGY; NEW INVENTIONS:

1. Licensee hereby covenants and agrees that all Technology and all intellectual property that has previously been developed or created by any party relating to the Escape System, the Technology, or the Know How and Technical Information, is and shall remain the sole and exclusive property of Licensor. In the event that Licensee, or any its parent, subsidiaries, or affiliates, through their employees or independent contractors, has invented, invents or causes to be invented any improvements, refinements or modifications to the Escape System or the Technology, which improvement, refinement or modification has no commercial utility or usefulness at the time of invention or creation except as a part of or exclusively in conjunction with the Escape System, as used on an amusement or viewing ride (an “Exclusive Improvement”) (collectively, “Improvements”), Licensor shall own all intellectual property and other rights with respect thereto. Licensee agrees to promptly inform Licensor of all such Improvements before any public disclosure of the Improvement occurs to ensure all possible patent rights are maintained. Licensee shall provide such reasonable cooperation, documentation and assistance and shall execute and deliver such documents and instruments (but without requiring the expenditure of material funds on the part of Licensee), including, without limitation, the execution and delivery of such declarations, powers of attorney, affidavits, testimony and other documents or instruments that may reasonably be required or requested by Licensor in the use, implementation or enforcement of the rights set forth in this Section L.1. Failure of Licensee to ensure that Licensor is the owner of any such improvements, refinements or modifications by appropriate contracts with its suppliers, contractors and/or engineers shall be a breach of this Agreement.

2. Any intellectual property that is not an Exclusive Improvement, but is incorporated into the Escape System that is built under the license granted to Licensee hereunder is or will be the property of the Party that first created or creates and/or first invented or invents such intellectual property under applicable law, but Licensor shall have perpetual, non-exclusive, non-revocable royalty-free license to make use or sell such Improvements for use in conjunction with or a part of the Escape System. Said license is non-assignable by Licensor without the consent of Licensee, but Licensor may grant sublicenses to the intellectual property to purchasers and/or licensees of any amusement ride sold and/or licensed by Licensor.

M. INSURANCE:

1. LICENSEE agrees to maintain, at all times during the Term of this Agreement, at its own expense, one or more general liability insurance policies, approved by LICENSOR (approval not to be unreasonably withheld or delayed), either without a design defect exclusion or with express coverage for any loss resulting from a design defect and with blanket broad form contractual liability coverage, covering all perils arising out of bodily injury and/or property damage due to the use of the Escape System and/or Equipment. LICENSOR, U.S. ThrillRides, LLC, and all of its managers, members, officers, and employees will be named as an additional insured party with coverage effective as of the date of first operation of said Escape System and/or Equipment. Such policies shall provide a minimum total insurance coverage equal to $5,000,000.00 U.S. per occurrence and $5,000,000.00 U.S. per year aggregate, net of all claims and expenses paid and reserved for in any policy period. LICENSEE shall provide evidence of such insurance to LICENSOR before commencing commercial use of the Escape System and/or Equipment, and promptly provide notice to LICENSOR of any claims made pertinent to the same, and report expenses paid and reserved against the policy which may lower the available insurance limits. Such policies shall not provide the issuing insurance company, its AFFILIATES or assigns with subrogation rights or any other recourse against LICENSOR, its officers, directors, employees’ agents and/or principal shareholders.

2. With respect to insurance described in paragraph I.1 herein, LICENSEE or its insurance carriers shall provide LICENSOR with a certificate of insurance and a copy of each policy renewal, rewriting or change. LICENSEE or its insurance carrier shall further provide written notice to LICENSOR at least thirty days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever.

3. LICENSEE hereby agrees and stipulates that failure to comply with the terms of this Article I shall constitute a material breach of this Agreement and will result in irreparable harm to LICENSOR.

N. TERM AND TERMINATION:

1. The Term of this Agreement shall begin as of the last execution date hereof, and shall continue in effect for the life of the Ride.

2. In the event of a material uncured breach or default by either party in the performance of its obligations assumed hereunder, not caused in whole or in material part by the act or omission of the other party hereto, the non-defaulting party may, at its discretion, give thirty (30) days written notice to the defaulting party specifying the material breach or default, requesting the discontinuance of such material breach or default, and/or stating what action is necessary to cure the material breach or default. If such breach or default is not discontinued or corrected, or the necessary corrective action is not commenced within such thirty (30) day period, for any breach that by its nature would take more than thirty (30) days to cure, by the end of said thirty day period, then the non-defaulting party shall have any and all rights and remedies to which the non-defaulting party may be entitled at law or in equity, it being intended that all such remedies shall be cumulative.

3. In the event that the LICENSEE:

(a) Permanently discontinues daily operation of the Escape System and/or Equipment; or

(b) Fails to maintain insurance as required by Article I above and such failure is not cured within 30 days; or

(c) Then, in any of such events, Licensor shall automatically be released from the restrictions and limitations imposed by Section F.7(b) above.

O. MISCELLANEOUS PROVISIONS:

1. Government Restrictions. Notwithstanding anything to the contrary herein, the obligations of the parties hereto shall be subject to all laws, both present and future, including those of any government having jurisdiction over either party hereto and/or the subject matter of this Agreement, and to Acts, statutes, ordinances, orders, rules, guidelines, regulations, requirements, directions or requests of any such government, or any department, agency, or representative body thereof, or court of competent jurisdiction, and the parties hereto shall be excused from any inability or failure to perform or timely perform any obligation hereunder to the extent such inability or failure is caused by any such government, court, law, Act, statute, ordinance, rule, guideline, requirement, order, regulation, direction or request.

2. Force Majeure. Neither party shall be liable for any loss, damage or injury whatsoever, whether direct, indirect, incidental or consequential, to the extent arising or resulting from any cause which is beyond the reasonable control of the party, including but not limited to delay or inability to deliver because of fire, casualty, labor troubles, acts of civil or military authorities, flood, hurricane, material shortages or any other reason beyond such party’s reasonable control.

3. Governing Law. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Florida without application of conflicts of laws principles or any other rule or interpretation that would result in the application of the laws of another state or a foreign country

4. Nonwaiver. The waiver of either party of a breach or default in any of the provisions of this Agreement by the other party, shall not be construed as a waiver of any succeeding breach or default of the same or other provisions of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any such right, power or privilege.

5. Cooperation. The parties shall promptly execute such other documents and to take such further actions and undertakings as may be reasonably necessary for the implementation and consummation of this Agreement.

6. Parties. This Agreement will be binding upon the contracting parties, their successors and permitted assignees.

7. Multiple Originals. This Agreement may be executed by the parties in any number of counterparts and each fully executed copy shall be an original for all purposes, and all copies taken together shall be one Agreement.

8. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

P. ARBITRATION:

1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the interpretation, breach, termination or validity thereof, other than those for which injunctive relief or specific performance is appropriate and is actually being sought in good faith, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then obtaining, by a panel of three (3) arbitrators. Each party shall have the right to appoint one (1) arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two (2) arbitrators so appointed shall appoint the third. The parties may agree to a single arbitrator in lieu of a panel of three arbitrators.

2. The place of arbitration shall be Orlando, Florida, U.S.A. and each party hereto irrevocably consents and submits to the exclusive jurisdiction of such arbitration panel in such venue. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal laws of the State of New York without reference to the Convention on Contracts for the International Sale of Goods. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators. The arbitrators shall have the right to award reasonable costs and expenses of enforcement, reasonable attorneys’ fees and costs and interest as provided in Section        above. The parties further agree that either party shall have the right to seek injunctive relief, specific performance or other equitable relief in the state or federal courts located in Orlando, Florida and each party irrevocably submits and consents to personal jurisdiction exclusively in such courts with respect to such legal proceedings and waives any claim or argument that such courts constitute an inconvenient or improper venue for such legal proceedings.

Q. ACKNOWLEDGMENT AND REPRESENTATION BY COUNSEL:

1. The parties represent and acknowledge that in voluntarily executing this Agreement with full knowledge of its significance and consequences, they have reviewed the Agreement, thoroughly understand all of its provisions, and other than the representations set forth in this Agreement, do not rely and have not relied upon the representation or statement made by the other party or by the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

2. The parties represent that they have had the opportunity to consult with legal counsel of their own choosing in connection with the negotiation and drafting of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties hereto.

R. NOTICES: Any notice, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be delivered in person or by courier or by facsimile, or shall mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed or sent to facsimile number as set forth for the intended recipient below, or to such other address or facsimile number as shall be given in accordance with this Section N. If any such communication is given by overnight courier or by facsimile, or by certified or registered mail, it shall be deemed to have been given when properly sent or transmitted. In the event that such communication is given by personal delivery, it shall be deemed given when actually delivered to the addressee, or when delivery is attempted during normal business hours and delivery is refused. For all other means of transmission, receipt shall be deemed to have occurred (i) in the case of facsimile, when successfully transmitted during normal business hours, with electronic confirmation of successful transmission, (ii) in the case of delivery by overnight courier, upon delivery or refusal of delivery during normal business hours; (iii) in the case of certified or registered mail, upon receipt or refusal of delivery during normal business hours.

If to Licensee:	650 Madison Avenue 15th Floor New York, New York 10022 Attn.: President Fax No.: 212-750-3034
If to Licensor:	William J. Kitchen 11536 Lake Butler Blvd. Windermere, Florida 34786 Fax No.: 407-909-8899
With a copy to:	Todd K. Norman, Esquire

Broad and Cassel
390 North Orange Avenue
Suite 1400
Orlando, Florida 32801
Fax No.: 407-246-5622

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names, and by their proper and duly authorized officers or representatives, and is effective as of the date of the last signature set forth below.

LICENSOR:	LICENSEE:

By:

William J. Kitchen Witness:	Witness:

Print Name:	Print Name:

Witness:	Witness:

Print Name:	Print Name:

EXHIBIT A

[Legal Description of Location]